Exhibit 10.16

DELUXE CORPORATION	RESTRICTED STOCK AWARD AGREEMENT

AWARDED TO	AWARD DATE	TOTAL NUMBER OF SHARES OF RESTRICTED STOCK

1.
The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe“), hereby grants to you as of the above Award Date the above number of restricted shares of Deluxe common stock, par value $1.00 per share (the “Shares”) on the terms and conditions contained in this Restricted Stock Award Agreement (including the Addendum attached hereto, the “Agreement”) and Deluxe’s 2017 Long Term Incentive Plan (the “Plan”), a copy of which has been provided to you.

2.
Restricted Period and Vesting. The Shares are subject to the restrictions contained in this Agreement and the Plan for the Restricted Period (as defined below). As used herein, “Restricted Period,” shall mean with respect to each of the three equal segments of 33-1/3 percent of the Shares below, a period commencing on the Award Date and, subject to Section 4, ending with respect to each segment on its respective vesting date. Subject to Sections 4 and 5, with respect to the Shares, the restrictions on a segment will lapse and the applicable segment will vest and become non-forfeitable on each of the first, second and third anniversary of the Award Date, so long as your service to Deluxe has not previously ended.

3.	Restrictions. The Shares shall be subject to the following restrictions during the Restricted Period:

(a)	The Shares shall be subject to forfeiture to Deluxe as provided in this Agreement and the Plan.

(b)
The Shares may not be sold, assigned, transferred or pledged during the Restricted Period. You may not transfer the right to receive the Shares, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

(c)
The Shares will be issued in your name, either by book-entry registration or issuance of a stock certificate, which certificate will be held by Deluxe. If any certificate is issued, the certificate will bear an appropriate legend referring to the restrictions applicable to the Shares.

(d)
Any cash or non-cash dividends or distributions paid or declared with respect to the Shares during the Restricted Period shall be held by Deluxe until the end of the applicable portion of the Restricted Period, at which time Deluxe will pay you all such dividends and other distributions, less any applicable tax withholding amounts. If the Shares are forfeited as described in Section 5 of this Agreement, then all rights to such dividend and distribution payments shall also be forfeited. Once vested, cash dividends may, at Deluxe’s discretion, be paid through its normal payroll process.

4.	Acceleration of Vesting.

(a)
In the event your employment with the Company is terminated by reason of death, Disability (as defined in the Addendum) or Qualified Retirement (as defined in the Addendum) any time during the Restricted Period, all of the yet unvested Shares will vest (i.e., the restrictions on the Shares shall lapse) and the Shares shall become non-forfeitable and transferable as of the date of such termination.

(b)
Subject to subparagraph 4(c), in the event your employment is terminated during the Restricted Period by reason of involuntary termination without Cause, a pro-rata portion of the Shares (based on the number of completed days elapsed since the Award Date) then subject to restrictions shall vest and become non-forfeitable and transferable as of the date of such termination.

(c)
Notwithstanding any provision contained in this Agreement that would result in Shares vesting in full or in part at a later date, if, in connection with any Change of Control, the acquiring Person, surviving or acquiring corporation or entity, or an Affiliate of such corporation or entity, elects to assume the obligations of Deluxe under this Agreement and to replace the Shares issuable under it with other equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and state securities laws and regulations, the Shares then subject to restriction shall continue to vest as set forth in Section 2, provided, however, the Shares shall vest in full if, within twelve months of the date of the Change of Control:

(i)    Your employment with the Company is terminated by the Company without Cause,
(ii)    Your employment with the Company is terminated by you for Good Reason, or
(iii)    Vesting would otherwise occur on any earlier date as provided under this Agreement.
In the event of any such Change of Control, the number of replacement equity securities issuable under this Agreement shall be determined by the Committee in accordance with Section 4(c) of the Plan. In the event of any such Change of Control, all references herein to the Shares shall thereafter be deemed to refer to the replacement equity securities, references to Deluxe shall thereafter be deemed to refer to the issuer of such replacement equity securities, and all other terms of this Agreement shall continue in effect except as and to the extent modified by this subparagraph.

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(d)
If the Change of Control does not meet the continuation or replacement criteria specified in subparagraph 4(c) above, all Shares then subject to restriction shall vest in full immediately upon the Change of Control.

5. Forfeiture.

(a)
Subject to the provisions of Section 4, in the event your employment is terminated during the Restricted Period, or you engage in a Forfeiture Activity (as defined below) during the Restricted Period, your rights to all of the Shares then subject to restrictions shall be immediately and irrevocably forfeited.

(b)
If, at any time within 12 months after the date any portion of this Award has vested, you engage in any Forfeiture Activity (as defined below), then the value of the Shares received by you pursuant to such vesting must be paid to Deluxe within 30 days of demand by Deluxe. For purposes hereof, the value received by you shall be determined by multiplying the number of Shares that vested times the closing price on the New York Stock Exchange of a share of Deluxe’s common stock on the vesting date (without regard to any subsequent increase or decrease in the fair market value of such shares).

(c)
As used herein, you shall be deemed to have engaged in a Forfeiture Activity if you (i) directly or indirectly, engage in any business activity on your own behalf or as a partner, stockholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with the Company or you solicit, entice or induce any employee or representative of the Company to engage in any such activity, (ii) directly or indirectly solicit, entice or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom you had contact in the course of your employment with the Company to deal with a competitor of the Company, (iii) fail to hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of the Company for so long as such Confidential Data remains confidential, or (iv) are terminated by the Company for Cause.

(d)
If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines such that the provision shall be enforceable against you.

(e)
By accepting this Agreement, you consent to a deduction from any amounts the Company owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by the Company), to the extent of the amount you owe the Company under the foregoing provisions. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company.

(f)
You will be released from the forfeiture provisions of subparagraph (c)(i) in the event your employment with the Company has been involuntarily terminated without Cause. Otherwise, you may be released from the foregoing forfeiture provisions only if the Committee (or is duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.

(g)
Nothing contained in this Section 5 shall be construed to limit the provisions of Section 6(h) of the Plan (dealing with recoupment of awards made to certain officers of the Company), which are incorporated into this Agreement by reference.

6.
Delivery of Restricted Shares. As soon as practicable after the Award Date, the Company shall cause the Shares to be evidenced by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name. Until the Shares vest as provided in Section 2 of this Agreement, any such stock certificate shall be held by the Company or its designee and bear an appropriate legend referring to the restricted nature of the Shares evidenced thereby. You must sign and deliver to the Company or its designee an assignment separate from the certificate, in blank, which will be held by the Company or its designee until the Shares evidenced by the certificate vest. Any Shares evidenced by a book-entry shall be subject to transfer restrictions and accompanied by a similar legend.

7.
Rights. Upon issuance of the Shares, you shall, subject to the restrictions of this Agreement and the Plan, have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and receive any dividends and other distributions thereon (subject to the provisions of Section 3(d)), unless and until the Shares are forfeited.

8.
Income Taxes. You are liable for any federal and state income or other taxes applicable upon the grant of the Restricted Stock if you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days of the date of grant, or upon the lapse of the restrictions on the Shares, and the subsequent disposition of the Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the lapse of the restrictions on the Shares, you shall promptly pay to Deluxe in cash, or in previously acquired shares of Deluxe common stock having a fair market value equal to the amount of, all applicable taxes required by Deluxe to be withheld or collected upon the lapse of the restrictions on the Shares. In the alternative, prior to the end of the Restricted Period, you may direct Deluxe to withhold from the Shares the number of Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon the lapse of the restrictions on the Shares.

5.
Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of Deluxe or its affiliates to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

By accepting this restricted stock award, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding the Shares.

DELUXE CORPORATION

By: ___________________________________

ADDENDUM TO
RESTRICTED STOCK AWARD AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

"Affiliate" shall mean a company controlled directly or indirectly by Deluxe or any acquiring Person, surviving or acquiring corporation or entity, where "control" shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

"Cause" shall mean (i) you have breached your obligations of confidentiality to Deluxe or any of its Affiliates; (ii) you have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates; (iv) you have had excessive absences unrelated to illness or vacation ("excessive" shall be defined in accordance with local employment customs); (v) you have committed fraud, misappropriation, embezzlement or any other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses; (vi) you have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates; (vii) your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of your employment responsibilities; or (viii) you are in material default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.

"Change of Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)
The date on which any one person, or more than one person acting as a group, acquires ownership of stock of Deluxe that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Deluxe. If any one Person, or more than one Person acting as a group, is already considered to own more than 50% of the total fair market value or total voting power of the stock of the Deluxe, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control under this paragraph or paragraph (II). An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which Deluxe acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer or issuance of stock of Deluxe and stock in Deluxe remains outstanding after the transaction.

(II)
The date any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Deluxe possessing 30% or more of the total voting power of the stock of such corporation. If any one Person, or more than one Person acting as a group, is already considered to own more than 30% of the total voting power of the stock of the Deluxe, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control under this paragraph.

(III)
The date a majority of members of Deluxe’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election.

(IV)
The date that any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Deluxe that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Deluxe immediately before such acquisition or acquisitions; provided that a Change of Control shall not result from a transfer of assets by Deluxe to (a) a shareholder of Deluxe (immediately prior to the transfer) in exchange for or with respect to Deluxe’s stock, (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Deluxe immediately following the transfer, (c) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Deluxe immediately following the transfer, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person or group of Persons described in clause (c) For this purpose, gross fair market value means the value of the assets of Deluxe, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of determining whether a Change of Control has occurred, Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Deluxe. If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
This definition of Change of Control is intended to conform to the definition of a change in control event as set forth in §409A of the Internal Revenue Code and Treas. Reg. §1.409A-3(i)(5), and shall be so construed. A transaction shall not be considered to constitute a Change of Control unless it also constitutes a change in control event for purposes of §409A, and any transaction that constitutes a change in control event for purposes of § 409A shall be considered a Change of Control.

“Company” shall mean Deluxe and its Affiliates, as herein defined.

"Disability" shall mean your medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months and you either have been receiving disability payments under any plan (including a short-term

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disability plan or practice) of the Company for at least three months, or if you are not eligible to participate in any disability plan, you are unable to engage in any substantial gainful activity.

“Good Reason” shall mean (i) except with your written consent given in your discretion, (a) the assignment to you of any position and/or duties which represent or otherwise entail a material diminution in your position, authority, duties or responsibilities, or (b) any other action by the Company which results in a material diminution in your position (or positions) with the Company, excluding for this purposes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you and excluding any diminution attributable solely to the fact that Deluxe is no longer a public company; (ii) any material reduction in your aggregate compensation and incentive opportunities, or any failure by the Company to comply with any other written agreement between you and the Company, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you; (iii) the Company’s requiring you to be based at any location more than 50 miles from your then current location; (iv) any purported termination by the Company of your employment which is not effected pursuant to a written notice of termination specifying the reasons for your termination and the manner by which such reasons constitute “Cause” (as defined herein); or (v) any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to you.

"Person" shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.

"Qualified Retirement" shall mean any termination of employment that the Compensation Committee of Deluxe's Board of Directors approves as a qualified retirement, provided (i) you have at least twenty years of service with Deluxe and/or its Affiliates (“Service Years”), and (ii) the sum of your age and Service Years equals or exceeds seventy-five.

Addendum